UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 8, 2005

Alico, Inc.

                                                                   Florida                                                  0-261                             59-0906081
                                                                   (State of other jurisdiction                 (Commission                 (IRS Employer
                                                                   of incorporation)                                 File Number)                 Identification No.)

                                                                   P.O. Box 338, La Belle, FL                                                      33975
                                                                   (Address of principal executive offices)                                 (Zip Code)

                                                                   Registrant's telephone number, including area code: (863) 675-2966

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Incorporated by reference is a press release issued by the Registrant on July 7, 2005, attached as Exhibit 99.1, announcing earnings for the quarter ended May 31, 2005.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit 99.1 - Press release announcing earnings for the quarter ended May 31, 2005, dated July 7, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALICO, INC.

Date: July 8, 2005

By: /s/ John R. Alexander
          John R. Alexander
          Chief Executive Officer

Exhibit 99.1

NEWS RELEASE

July 7, 2005

National Circuit
La Belle, Florida

Alico, Inc. Reports Third Quarter Results

La Belle, Florida, July 7, 2005 - Alico, Inc., (NASDAQ: ALCO) one of the South’s best known agribusiness companies operating in Central and Southwest Florida, and with approximately 141,000 acres in real estate holdings, announced net earnings for the third quarter of fiscal 2005 of $2.6 million, or $0.36 per share compared with net earnings of $2.3 million, or $0.32 per share, during the third quarter a year ago. For the nine months ended May 31, 2005, net earnings were $3.6 million or $0.49 per share. This compares with $15.1 million or $2.10 per share, during the nine month period ended May 31, 2004.

Operating revenues during the three months ended May 31, 2005 totaled $19.3 million, and were substantially unchanged compared with the same period a year ago. Operating revenues for the nine months ended May 31, 2005 were $46.3 million compared with $44.5 million for the first nine months of fiscal 2004. The increase was primarily due to higher citrus prices and the sale of plants and trees through Alico Plant World.

Stockholders’ equity as of May 31, 2005 was $151.1 million, compared with $142.2 million at May 31, 2004.

John R. Alexander, Chairman and Chief Executive Officer noted, “The decrease in net earnings for the nine months ended May 31, 2005 was primarily due to a decrease in earnings from real estate sales, compared with the same period a year ago. In the prior year, several large real estate transactions closed, generating net earnings of $12.6 million. No significant real estate transactions have closed during the first nine months of fiscal 2005.”

Addressing the divisional results, Chairman and Chief Executive Officer John R. Alexander noted that:

* The Citrus Division reported operating profits of $3.6 million and $4.9 million for the third quarter and first nine months of fiscal 2005, respectively; while during the same periods a year ago, operating profits of $1.6 million and $1.2 million were reported. A reduced Florida orange crop, caused by a series of hurricanes, resulted in increased citrus prices when compared with the prior year.

* Operating profits for the Sugarcane Division were $139 thousand and $541 thousand for the quarter and nine months ended May 31, 2005, respectively, compared with $527 thousand and $2.2 million for the quarter and nine months ended May 31, 2004, respectively. Lower prices, increased costs and reduced yields combined to cause the decrease.

* Ranch operating profits were $1.1 million and $1.8 million for the quarter and nine months ended May 31, 2005, respectively, compared with $605 thousand and $1.4 million for the quarter and nine months ended May 31, 2004, respectively. The increase was due to higher prices for beef products.

About Alico
Alico, Inc., an agribusiness company operating in Central and Southwest Florida, owns approximately 141,000 acres of land located in Collier, Hendry, Lee and Polk counties. The Company is involved in various operations and activities including citrus fruit production, cattle ranching, sugarcane, sod production, and forestry. The Company also leases land for farming, cattle grazing, recreation and oil exploration, and is increasingly involved in exploring real estate development in and beyond its holdings.

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission.

For further information contact:   John R. Alexander
                                                                         La Belle, Florida
                                                                                    (863) 675-2966